June 13, 2021 Christopher Baldwin 3235 Meadow Ln Collegeville, PA 19426 Dear Chris, We are excited about the acquisition of Knoll, Inc. (“Knoll”) by Herman Miller, Inc. (“Herman Miller”) and we believe that your leadership role is essential to the transition and future long terms growth of the combined organization and will be a key to its future success. We are pleased to extend this offer for you to join Herman Miller as our Group President – Newco (Company name to be determined), reporting to our Chief Executive Officer, effective upon the completion of the acquisition. Your responsibilities will include, but not be limited to, the Knoll brand, the Group brands and the International business unit. Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”) among Herman Miller, Heat Merger Sub, Inc. (“Merger Sub”) and Knoll, dated as of April 19, 2021, pursuant to which Merger Sub will merge with and into Knoll (the “Merger”) with Knoll surviving as a wholly owned subsidiary of Herman Miller. This letter (this “Letter”) is intended to memorialize our agreement regarding the terms of your employment with Herman Miller, and your related compensation and benefits, upon and following the closing of the Merger (the “Closing”). In the event that (i) your employment with Knoll terminates for any reason prior to the date on which the Closing occurs (the “Effective Date”), or (ii) the Merger Agreement is terminated without the occurrence of the Merger, this Letter will be void ab initio and will have no further force or effect and none of the parties will have any obligations hereunder. Capitalized terms used but not otherwise defined herein will have the meanings given to them in the Merger Agreement Base Salary Your annual base salary will be $561,000 (less deductions required by law) payable every other week in accordance with Herman Miller’s standard payroll procedures. Any future base pay increases will be driven by job performance, pay administration program guidelines and review of competitive market data. Bonus In accordance with the terms of the Merger Agreement, in respect of calendar year 2021 you will receive an annual cash bonus payment of $500,000, which is equal to your target bonus opportunity under the Knoll annual bonus program, subject to your continued employment with Herman Miller through December 31, 2021. Such annual cash bonus payment will also be payable to

2 you if experience a Qualifying Termination (as defined below) on or after the Effective Date and prior to December 31, 2021. If the requirements for payment are met, this bonus will be paid to you within 30 days following the earlier of December 31, 2021 and your Qualifying Termination. Beginning in January 2022, you will be eligible to participate in Herman Miller’s annual Executive Cash Incentive Bonus, with a target award equal to 70% of your annual base salary. The amount of the award will be based on the level of achievement of such corporate and/or individual performance goals as are determined by the Herman Miller Board Executive Compensation Committee (“BECC”) from time to time. Your actual bonus award payout for Herman Miller’s 2022 fiscal year will be prorated for the period from January 2022 through May 2022 to avoid duplication with respect to your Knoll annual bonus payment for calendar year 2021, and will be paid to you at the same time as fiscal year 2022 bonuses are paid to other executives who participate in Herman Miller’s annual Executive Cash Incentive Bonus. The details of the Executive Cash Incentive Bonus are provided separately and are governed by the BECC. Long-Term Incentive You will also be eligible to participate in our Long-Term Incentive (“LTI”) Program; the first grant will be provided on the later of (i) the date that other Herman Miller executives receive their 2021 annual LTI award, which is expected to occur in in the third quarter of the 2021 calendar year and (ii) the first business day following the Effective Date. The target grant date value for your first LTI grant is $315,600, which represents an annualized opportunity of 135% of your annual base salary, prorated for the period from January 2022 through May 2022 to avoid duplication with respect to your Knoll long-term incentive award granted in calendar year 2021. The targeted award value, amount granted, and type of equity-based instrument used to deliver award value is subject to annual adjustment by the BECC. The LTI grant award agreements include a confidentiality covenant that applies during employment and for 12 months thereafter, as well as a non-competition and non-solicitation covenant that applies during employment and for 12 months thereafter. Assumed Awards Upon the Closing, the equity awards granted to you by Knoll prior to the Closing (the “Assumed Awards”) will be assumed by Herman Miller in accordance with the terms of the Merger Agreement and will otherwise continue to be subject to their terms and conditions in effect as of immediately prior to the Closing, except that for purposes of each such award, the definitions of “Qualifying Termination,” “Cause” and “Good Reason” are hereby superseded and replaced in their entirety with the corresponding definitions set forth in this Letter.

3 Stock Ownership Requirement Herman Miller believes that ownership aligns the interest of employees with that of shareholders. In support of this belief, and given the nature of your role, your stock ownership requirement is equal to four times your base salary or $2,244,000.00. Detail of the requirements may be found in The Stock Ownership Guidelines located in Appendix 1. Cash Retention Award On the Effective Date, you will be granted a cash retention award (the “Cash Retention Award”) in the aggregate amount of $2,100,000. The Cash Retention Award will vest as follows: (i) one-third on the date that is one month following the Effective Date; (ii) one-third on the first anniversary of the Effective Date; and (iii) one-third on the second anniversary of the Effective Date, subject, in each case, to your continued employment with Herman Miller through the applicable vesting date. Any vested portion of the Cash Retention Award will be paid within 30 days following the applicable vesting date. If you experience a Qualifying Termination (as defined below), then, subject to your execution and delivery of the Herman Miller Termination and Mutual Release Agreement and such agreement becoming effective and irrevocable within 60 days following your Qualifying Termination (the “Release Requirement”), any then-unvested portion of the Cash Retention Award will vest and be paid no later than 60 days following the Qualifying Termination. Severance If you experience a Qualifying Termination (as defined below in this Letter) during the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Initial Employment Period”), you will be entitled to receive, subject to your satisfaction of the Release Requirement, (i) continuation of certain employee benefits in accordance with Section 4(c) of the Knoll, Inc. Management Continuity Plan (as in effect immediately prior to the Effective Date) (the “Management Continuity Plan”), (ii) payment for outplacement services in accordance with Section 4(d) of the Management Continuity Plan, and (iii) vesting and payment of the Assumed Awards in accordance with Section 4(g) of the Management Continuity Plan. You acknowledge and agree that the payments and benefits described in the preceding sentence are the exclusive severance payments and benefits for which you will be eligible during the Initial Employment Period and you hereby waive any and all rights that you may have to receive any other severance payments or benefits under the terms of the Management Continuity Plan or otherwise. For avoidance of doubt, nothing in the preceding this paragraph is intended to limit or alter your ability to participate in the Herman Miller LTI Program following the Closing or your ability, after the Initial Employment Period, to participate in the Herman Miller Salary Continuation Program in accordance with the following paragraph and any other provisions of this Letter.

4 Following the Initial Employment Period, you will be eligible to participate in the Herman Miller Salary Continuation Program in accordance with its terms as in effect from time to time. Currently, your position would be eligible for 18- months of salary continuation, subject to satisfaction of the Release Requirement. For purposes of clarity, given that you will have been employed by Herman Miller for two years before becoming eligible for the Herman Miller Salary Continuation Program, the proration that would otherwise apply under the program to new executives during the first two years of employment will not apply to you. Restrictive Covenants You acknowledge and agree that you remain subject to the restrictive covenants set forth in Section 6 of the Management Continuity Plan. In addition, due to the nature of your role, and as an express condition to this offer, you hereby accept and agree to comply with the Special Terms of Employment outlined in Appendix 2. The same terms and conditions will be included in your annual executive compensation statement. These terms may be adjusted from time to time due to business or legal requirements. Retirement Planning We have a great retirement plan available to you as an employee of Herman Miller: The Herman Miller Profit Sharing and 401(k) Plan. This plan currently provides an 8% Herman Miller contribution to your retirement account. There are two (2) parts to this retirement opportunity: (i) an automatic contribution and (ii) a matching contribution, each up to 4%, which are described separately in the Profit Sharing and 401(k) Plan materials. • Herman Miller will automatically enroll you in the 401(k) Plan at a 3% deferral rate after 30 days of employment. You may change this deferral percentage at any time by logging into your account at www.vanguard.com You will also be eligible for the Herman Miller Executive Equalization Plan. This non-qualified plan allows you to defer up to 50% of your base salary and 100% of your executive bonus. In addition, Herman Miller may make contributions to this plan on your behalf to equalize any lost contributions due to the $290,000 annual IRS limitation on the Profit Sharing and 401(k) Plan. Enrollment for this Plan is conducted annually in November of each year. Vacation You will be given discretionary paid time off (“PTO”), also referred to as unlimited PTO; there are no hours, or days, to track or manage. Start Date and At-Will Employment Your start date in this new role will be the Effective Date.

5 Because of the executive level of this position, you will serve at the will of the President and Chief Executive Officer and the Herman Miller Board of Directors. Your severance arrangements are as described above in this Letter. Certain Definitions “Cause” means (i) your material breach of the duties and responsibilities reasonably assigned to you and commensurate with your position (other than as a result of incapacity due to physical or mental illness) which is (A) demonstrably willful and deliberate on your part, (B) committed in bad faith or without reasonable belief that such breach is in the best interests of Herman Miller, and (C) not remedied in a reasonable period of time after receipt of written notice from Herman Miller specifying such breach or (ii) your commission of a felony involving moral turpitude. “Good Reason” means the occurrence of any one or more of the following without your written consent: (i) a material diminution in your position or reporting relationship as set forth in this Letter; (ii) a material breach by Herman Miller of the terms of this Letter relating to your annual base salary, annual bonus opportunity, or annual LTI opportunity; or (iii) any requirement of Herman Miller that you be based at a location in excess of 50 miles from the facility which is your principal business office at the Effective Date. The existence of Good Reason shall not be affected by your disability. Notwithstanding anything to the contrary, in order to be eligible to resign for Good Reason, you must give written notice of the event or circumstance claimed to constitute Good Reason within 90 days after you first become aware of such event or circumstance, after which Herman Miller will have a period of 45 days to cure such event or circumstance, and you may resign for Good Reason only after the end of such cure period and only if Herman Miller has not cured such event or circumstance. “Qualifying Termination” means your termination of employment (i) by Herman Miller without Cause (other than due to your death or permanent disability) or (ii) due to your resignation for Good Reason. Section 280G; Section 409A The provisions of Section 5 (Maximum Payments) and Section 12 (Compliance with Section 409A) of the Management Continuity Plan are hereby incorporated

6 by reference herein, mutatis mutandis, and shall apply to this Letter as if set forth at length herein. Entire Agreement; Amendments This Letter represents the complete understanding between you and Herman Miller regarding the subject matter of this Letter and supersedes all prior agreements and understandings, whether written or oral, regarding the subject matter of this Letter. Without limiting the generality of the preceding sentence, you agree that, as of the Effective Date and except to the extent expressly provided herein, this Letter will supersede your rights and entitlements under the Management Continuity Plan in their entirety. No amendment to this Letter shall be binding upon either party unless in writing and signed by or on behalf of such party. Chris, we are excited about the potential of you joining Herman Miller in this critical role and look forward to the contributions we know you will make. [Signature Page Follows.]

[Signature Page to C. Baldwin Offer Letter] To accept this offer, please sign and pdf a copy of this letter to Andi Owen at andi_owen@hermanmiller.com and retain the original for your own records. Regards __________________________ __________________ Andrea Owen Date President & Chief Executive Officer Acceptance of Offer: __________________________ ____________________ Name Date 6/13/2021

A-1 Appendix 1 Stock Ownership Guidelines 1) The total value of the individual executive’s holdings is determined by using the current share price of Herman Miller stock multiplied by the total shares held. Shares that will be used in the calculation of ownership will consist of: Certificates, Dividend Reinvestment and ESPP in Computershare Unvested RSUs and Restricted Stock Appreciated value of vested and unvested Stock Options Unvested Performance Share Units (PSUs) Shares held in Deferred Compensation Plan Shares held in the 401(k) and Profit Sharing Plans Shares held in street name/spouse Shares held in trust for the benefit of the executive or his/her family Shares owned by any immediate dependent family member residing in the same household 2) The target ownership requirement is a multiple of current base compensation. The CEO target ownership requirement is 6X base salary. There is a 4X base salary for those executives with target long term incentive award value equal to or greater than 100% of base salary. Remaining members of the Leadership Team have an ownership requirement of 3X base salary. 3) When selling shares executives who have not met applicable ownership guidelines are required to retain a minimum 40% of the pretax value of vested restricted stock, performance shares, restricted stock units, deferred stock and 40% of the pretax spread value of exercised stock options. Ownership level will be calculated at any time an executive exercises options and/or sells shares. The BECC has also authorized the CEO to make exceptions as needed, but with the guidance that this should occur only in extraordinary circumstances.

A-2 Appendix 2 Special Terms of Your Employment [See accompanying PDF.]